PRESS RELEASE                                    FOR IMMEDIATE RELEASE
                                                 Contact:
                                                 -------
                                                 Edmund T. Leonard
                                                 Chairman of the Board and Chief
                                                     Financial Officer
                                                 (410) 547-1088


                               BV FINANCIAL, INC.
              ANNOUNCES COMPLETION OF STOCK REPURCHASE PROGRAM AND
                    APPROVAL OF NEW STOCK REPURCHASE PROGRAM

         Baltimore, Maryland. August 16, 2007. - BV Financial (OTCBB: BVFL) announced that it has completed its previously announced stock repurchase program. Under the program, the Company repurchased 132,250 shares of its outstanding common stock at an average price of $8.85 per share. The Company's Board of Directors also announced that it has authorized a new stock repurchase program under which the Company will repurchase up to 50,277 shares of the Company's outstanding common stock, or approximately 5% of the outstanding shares held by persons other than Bay-Vanguard M.H.C. The program will commence after the filing with the Securities and Exchange Commission of the results of operations for the year ended June 30, 2007. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. Repurchased shares will be held in treasury.

         BV Financial, Inc. is the parent company of Bay-Vanguard Federal Savings Bank. Bay-Vanguard Federal Savings Bank is headquartered in Baltimore, Maryland with three other branches in the Baltimore metropolitan area. The Bank is a full service community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.